                                                                EXHIBIT 10.1



                                SUPPLY AGREEMENT

This Supply Agreement (this "Agreement") is made and entered into as of November 26, 1996 by and between Lucent Technologies Inc., a Delaware corporation (the "Company"), and Circo Craft Technologies, Inc., a Delaware corporation (the "Supplier"). Any capitalized terms not defined herein shall have the meaning ascribed to such terms in the GPA (as hereinafter defined). In the event the terms and conditions of the GPA shown below conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

1.  TERM

This Agreement shall become effective on the date hereof and shall continue in effect until December 31, 2001, and shall (i) extend until December 31, 2002 in the event that Supplier has in all material respects satisfied the Performance Metrics through calendar year 1999, (ii) extend until December 31, 2003 in the event that Supplier has in all material respects satisfied the Performance Metrics through calendar year 2000 and (iii) continue thereafter until terminated by either party upon eighteen (18) months prior written notice to the other party (the "Evergreen Provision").

2.  EXISTING PRODUCTS

Existing products ("Existing Products") are identified by comcode numbers and described in Attachment A, hereby attached and made part of this Agreement, which attachment may be updated or modified as mutually agreed.

3.  MATERIAL PURCHASE REQUIREMENTS

During the term of this Agreement, Company shall purchase and Supplier shall sell Material to Company and any other customer designated in writing by Company in accordance with the terms and conditions set forth in this Agreement and the General Purchase Agreement number GA3703 ("GPA") dated as of the date hereof by and between the Company and Supplier, which is hereby made a part of this Agreement. The minimum annual volume of Material to be purchased and sold pursuant to the terms of this Agreement shall be

(a) from January 1, 1997 to December 31, 1997, [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION];
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(b) from January 1, 1998 to December 31, 1998, [CONFIDENTIAL PORTION HAS BEEN
SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION];

(c) from January 1, 1999 to December 31, 1999, [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION];

(d) from January 1, 2000 to December 31, 2000, [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]; and

(e) from January 1, 2001 to December 31, 2001, [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION].

In the event that pursuant to the clause entitled "TERM" the term of this Agreement is extended beyond December 31, 2001, then in such case the annual volume of Material to be purchased and sold pursuant to such extended term of this Agreement shall be (to the extent extended):

(a) from January 1, 2002 to December 31, 2002, [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]; and

(b) from January 1, 2003 to December 31, 2003, [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

In the event that pursuant to the clause entitled "TERM" the term of this Agreement has been extended pursuant to the Evergreen Provision for an additional one year period (i.e. neither party has given notice to terminate this Agreement on or prior to June 30, 2002 or on or prior to any June 30 thereafter), then in each such case (for any period after December 31, 2003) six (6) months prior to the beginning of such additional one year period, the parties should complete good faith negotiations of the terms and conditions (including price, performance metrics, technology changes, etc...) For material to be purchased and sold during such period. During the term of this Agreement, the Company shall provide a good faith forecast (up to 104 weeks) of the expected volume of purchased Material.


[CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

In the event that during the term of this Agreement the total dollar volume of Material actually purchased by the Company, the Lucent Companies, or any other Ordering Company, in any of the foregoing periods (each a "Period") is less than the Annual Purchase





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Requirement (expressed in dollar volume) for such Period, for reasons not attributable to Supplier (the difference is referred to herein as the "Shortfall"), within thirty days after the end of such Period, the Company shall provide to Supplier a written plan (the "Shortfall Cover Proposal") detailing how the Company intends to compensate the Supplier for its failure to achieve the Purchase Requirements for the previous Period. During the period commencing upon receipt of the Shortfall Cover Proposal and terminating on the 80th calendar day after the end of such Period, the Supplier will undertake to discuss with the Company its Shortfall Cover Proposal. In the event the parties agree on a Shortfall Cover Proposal, such agreement shall be binding on the parties and this Agreement will be deemed amended to reflect the terms thereof. In the event the parties do not agree on a Shortfall Cover Proposal (which the parties may elect not to do at their sole discretion) then in such case on the 90th day after the end of such Period, the Company shall make a cash payment to Supplier in an amount calculated by multiplying the applicable gross margin percentage listed below by the Shortfall. If the Shortfall is less than or equal to [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION], the gross margin percentage shall equal [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]. If the Shortfall is greater than [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION] and less than or equal to [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION], the gross margin percentage on the incremental shortfall shall equal [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]. If the Shortfall is greater than [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION], the gross margin percentage on the incremental shortfall shall equal [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION].

In the event that during the term of this Agreement the total dollar volume of Material actually purchased by the Company, the Lucent Companies, or any other Ordering Company, in any of the foregoing periods (each a "Period") is greater than the Annual Purchase Requirement (expressed in dollar volume) for such Period (the difference is referred to herein as the "Overage"), Supplier will apply or credit [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION] of such Overage, up to but not exceeding the value of [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION] of the following Period's Annual Purchase Requirement, to such following Period's Annual Purchase Requirement.

4.  SUPPLY AGREEMENT PERFORMANCE

4.1 The Supply Agreement Performance Metrics (the "Performance Metrics") for cost, quality, and service are described in Attachment C, which is attached hereto and made a part





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of this Agreement.  The Performance Metrics may only be changed upon the mutual written agreement of both parties. Supplier recognizes that the measurable Performance Metric goals as described in Attachment C represents the Company's current requirements. Supplier also recognizes that the measurable Performance Metrics minimum standards represent less than preferred performance and agrees to the consequences of not meeting the defined minimum standards as described in the clause entitled "RESOLUTION PROCESS". The Performance Metrics may be revised periodically by the parties mutual agreement in accordance with Company's then stated performance requirements which demonstrate continuous improvement.

4.2 The parties recognize that the Supplier may not be meeting all the Performance Metrics minimum standards as of the date hereof. In such cases, the Supplier will not be deemed to have failed to meet the Performance Metrics but in such cases will submit to Company a measurable plan of action, acceptable to Company, which will demonstrate how Supplier will, using its best reasonable efforts, obtain the desired performance within a reasonable period of time, which in no event shall be later than January 1, 1999, except for the provisions found in the clause entitled "PRICE".

5.  RESOLUTION PROCESS

In the event Supplier fails to meet any of the minimum standards set forth in the Performance Metrics or otherwise specified in this Agreement, the Company may give written notice to Supplier identifying in measurable detail the Supplier's failure to meet one or more of the minimum standard obligations. After receipt of such notice, the Supplier shall respond to the Company by providing a plan of action according to the time periods indicated for the Closed Loop Corrective Action Process as indicated in Attachment C. The parties shall agree on a plan of action resulting from the Closed Loop Corrective Action Process, including an implementation schedule for such plan.

Supplier agrees to implement such plan and provide status updates to the Company as mutually agreed. Both parties agree to cooperate during the implementation period. In the event that Supplier does not satisfy the terms and conditions of such plan, after such implementation period, and Supplier's failure to satisfy the terms and conditions of such plan is caused by or is a result of Supplier's failure to supply a particular code of Material or a series of codes of Material pursuant to the terms hereof, the Company may purchase such code(s) from another source other than Supplier and reduce the Purchase Requirements by the amount of such purchases of such code(s) from such other source. In addition, Company may elect to continue to buy such code(s) from the Supplier and reduce the Purchase





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Requirements by the amount of such purchases.  All Resolution Process communication shall be through the contacts specified in the clause "NOTICES".

6. [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

7. PRICE

[CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

8. PRICE REVISION

[CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

9. COST ANALYSIS

Whenever the Supplier requests a price increase or the Company terminates an order, Company may request that Supplier furnish or make available data so that Company can make a reasonable determination of the material cost components and/or changes in cost components such as Supplier's direct labor, freight, duties, raw materials and other agreed upon costs. Such request from Company shall be in writing and shall set forth reasonable dates and formats for the submission by Supplier. Company shall have reasonable access to Supplier's premises during its normal business hours for verification of such data and Supplier shall reasonably assist and cooperate with Company in the prompt and orderly gathering of data.

10. COST REDUCTION

During the term of this Agreement, the parties may organize cross functional teams to pursue and jointly develop improved manufacturing processes, product designs and material formulations to achieve a reduction in manufacturing costs. If significant cost reductions result from the work of such cross functional teams, such cost reductions shall be shared by the Company and the Supplier based on the agreement of the parties. Any cost reduction which results from a capital expenditure incurred by Supplier will be reflected in the price of Material only after Supplier has recovered the cost it incurred for such capital expenditures. Implementation dates and expenses must be mutually agreed upon. Supplier agrees to keep abreast of major developments in Supplier's industry and to promptly advise Company of any developments which might affect the Material price under this Agreement. Supplier shall advise Company of such jointly developed cost reduction activities quarterly.





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11. QUOTE RIGHTS

During the term of this Agreement, Supplier may be designated as a preferred supplier of Company as per Company's Interconnect Components Strategy, subject to meeting or exceeding the performance criteria specified in this Agreement; and as a preferred supplier, the Company shall use its reasonable best efforts so that Supplier will be given the opportunity to quote on all of the Company's and the Lucent Companies' requirements for Product for which Supplier has a technical production capability and desire to produce. The term "Lucent Companies" shall mean (i) any corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Company (a "Subsidiary"); or (ii) any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company (an "Affiliate"). For purposes of this definition, "control" of an Affiliate means the power, directly or indirectly, either to (i) vote 51% or more of the securities having ordinary voting power for the election of directors of such Affiliate or (ii) direct or cause the direction of the management and policies of such Affiliate, whether by contract or otherwise. Supplier acknowledges that circumstances beyond the control of Company may exist from time to time which require Company and/or the Lucent Companies to purchase Products without providing Supplier the opportunity to quote on such Products. In each such event, so long as Company shall have used its reasonable best efforts to avoid such circumstances and otherwise acted in good faith with respect to such purchases, Company shall not be in breach of the Agreement.

12. QUALITY

Supplier commits to ensure that all processes which contribute to the development, production and services of Material remain ISO registered. If Supplier fails to remain ISO registered, Company may elect to take the actions
described in the clause entitled "RESOLUTION PROCESS".   Supplier's quality
management process will continue to be evaluated by the Company through periodic on-site evaluations per the Company's established supplier development programs; results of which will be under the conditions outlined in Attachment
C. Furthermore, Supplier will use its reasonable best efforts to attain and maintain acceptable Material quality levels as described in Attachment C, which contains measurable quality metrics goals and the consequences of Supplier not meeting defined minimum standards. Material quality shall be measured in parts per million defective (PPM) which will be derived from the monthly verified defective material, average monthly material usage and product date codes. Material which is date coded in excess of 180 days prior to





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usage will be exempt from the PPM determination.  In addition, Supplier agrees to maintain a formal closed loop corrective action program which acknowledges Company quality issues, responds with a failure mode analysis identifying root cause, implements corrective action and tracks effectiveness, all within the goals and objectives as described in Attachment C.

13. UPSIDE FLEXIBILITY

Supplier will use its reasonable best efforts to satisfy Company's demand for Product in excess of forecasted demand. As a minimum, as long as the Company's aggregate demand set at the beginning of each calendar quarter has not increased by more than ten percent (10%), Supplier agrees to provide all Product demanded in excess of the forecasted demand at no extra charge, provided, however, in no event shall Supplier be required to deliver product within lead time at no extra charge where the demand for such product has in any 52 week period exceeded forecast by more than 30%. However, the Supplier will satisfy demand at less than lead time at no additional cost if Material or capacity are available without disruption of normal manufacturing flow. Supplier shall notify Company in writing within ten days of Company's request if it does not intend to meet all required increases. If Supplier elects not to meet the ten percent (10%) increased requirements, Company may at its option, (A) purchase such codes or equivalent volume of business from another source other than Supplier and, (B) if such failure has a material adverse effect on the Company's commitment to its customers and less than 90% of Supplier's capacity at its Richmond facility is being utilized for the manufacture of Material sold to the Company, reduce the Purchase Requirements by the amount of such purchases.

14. DELIVERY PERFORMANCE

In the event Supplier exceeds the agreed upon delivery date as specified in a Contract or Order issued hereunder by more than five (5) business days of the established lead time, and such failure has a material adverse effect on the Company's commitment to its customers (which will be verified by the Contract Administrator and substantiated by the Supplier), then in such a case, Company shall have the right to expedite the actions described in the clause entitled "RESOLUTION PROCESS".

15.  LATE DELIVERY / LIQUIDATED DAMAGES AND CANCELLATIONS

Supplier acknowledges that its failure to deliver fully conforming Material within the time specified in this Agreement or in any Order placed pursuant to this Agreement may cause serious damage to Company. The parties shall on a case by case basis negotiate in good





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faith to reach an agreement on Supplier's willingness to compensate the Company for part or all of the verifiable damages caused by Supplier's late delivery of Product.

16. AUDIT

Supplier shall maintain accurate and complete records including a physical inventory, if applicable, of all costs incurred under this Agreement which may affect (a) revision of prices under this Agreement or (b) termination charges payable by Company under this Agreement. These records shall be maintained in accordance with recognized commercial accounting practices so they may be
reviewed and verified   by the Company whenever (i) the Supplier requests a
price increase or (ii) the Company is required to pay termination costs and shall be held until costs have been finally determined under this Agreement and payment or final adjustment of payment, as the case may be, has been made.

17. DEFAULT

17.1 In the event of a material breach of this Agreement (other than those for which the clause entitled "RESOLUTION PROCESS" will be utilized), the non-defaulting party may provide written notice to the defaulting party specifying such default. Upon receipt of such notice, the parties shall promptly meet and jointly develop, in good faith, an action plan setting forth the steps to be implemented to enable the defaulting party to cure the default and prospectively comply with the terms and conditions of this Agreement, which plan will include the time period for implementation of such steps (the "Action Plan"). Supplier and Company shall agree to implement such Action Plan within the time period so specified. If the defaulting party does not comply with the terms of the Action Plan, the non-defaulting party may, in addition to any other rights and remedies it may have, at law or at equity, unless such default is cured within ten days of such party's failure to comply with the Action Plan, either, at its election, (a) terminate this Agreement or (b) if the material breach of this Agreement is caused by or is a result of Supplier's failure to supply certain Products pursuant to the terms hereof, cancel the order and/or eliminate such Products from the Company's Purchase Requirements and Seller's supply requirements hereunder.

17.2 In the event of a non-material breach of this Agreement (other than those for which the clause entitled "RESOLUTION PROCESS" will be utilized), the non-defaulting party may provide written notice to the defaulting party specifying such default. Upon receipt of such notice, the parties shall promptly meet and jointly develop, in good faith, an Action Plan. Supplier and the Company shall agree to implement such Action Plan within the time period so specified. If the defaulting party does not comply with the terms of the Action Plan, the non-defaulting party may, in addition to any other rights and remedies it may have, at law or





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at equity, unless such default is cured within ten (10) days of such party's failure to comply with the Action Plan, if the non-material breach of this Agreement is caused by or is a result of Supplier's failure to supply certain Products (as opposed to all of the Products) pursuant to the terms hereof, cancel the order and/or eliminate such Products from the Company's Purchase Requirements and Seller's supply requirements hereunder.

17.3 Upon the termination of this Agreement by either party pursuant to Clause 17.1, all undisputed amounts owing to either party under this Agreement
(other than amounts owing with respect to shipped Product which will be payable as provided in the Clause "PAYMENT TERMS") shall become due and payable as promptly as reasonably practicable after the date of such termination.

17.4 Notwithstanding any other term of this Agreement, if as a result of any malfunction of the equipment of Supplier that would constitute a breach of a representation of Company under Section 4.1.14 of the Acquisition Agreement dated as of the date hereof between Supplier and the Company, Supplier is unable to meet its supply obligations hereunder, Supplier shall at its own expense exercise commercially reasonable efforts to repair such malfunction promptly but such failure shall not constitute a default by Supplier under this Agreement.

18. EMERGENCY BACKUP PLAN

On or before March 31, 1997, Supplier will furnish to Company for Company's approval, a written plan of action (an "Emergency Backup Plan") that covers Supplier's plans on how it will continue to perform its obligations under this Agreement in case of an unforeseen catastrophe, including a force majeure condition, or any other condition in which Supplier will be unable to produce and ship Material for four (4) consecutive weeks. The Emergency Backup Plan will identify Supplier's secondary manufacturing location(s), if any, and include the estimated time for the implementation of such Emergency Backup Plan and production of Material.

The Emergency Backup Plan shall provide, among other things, that in the event of any unforeseen catastrophe, including a force majeure condition, or any other condition in which Supplier will be unable to produce and ship acceptable Material for four (4) consecutive weeks, Supplier shall use its reasonable best efforts to (a) manufacture and ship the Material from one or more of its other manufacturing facilities approved by Company, which approval cannot be unreasonably withheld or delayed, if any, to meet Company's requirements for Material; (b) commence shipments of Material to Company from such other owned or secondary manufacturing facilities approved by Company, which approval cannot be





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unreasonably withheld or delayed, no later than ninety (90) days after the commencement of the unforeseen catastrophe or other condition; and (c) achieve the following levels of shipments from its secondary manufacturing facilities:
(i) a minimum of forty (40) percent of Company's then current forecast after ninety (90) days of the commencement of the unforeseen catastrophe or any other condition; (ii) a minimum of sixty (60) percent of Company's then current forecast after one hundred and twenty (120) days of the commencement of the unforeseen catastrophe or any other condition; and (iii) one hundred (100) percent of Company's then current forecast after one hundred and eighty days
(180) days from the commencement of the unforeseen catastrophe or any other condition.

19. INTELLECTUAL PROPERTY

19.1 Subject to Section 19.2, 19.3 and 19.4 any and all technology, know-how, technology information, analyses, procedures, teachings, methods, data, designs, trade secrets, processes, formulas, concepts, proposals, improvements and inventions, whether or not patentable or subject to copyrights, or any other proprietary information or rights regardless of the form in which it is embodied arising out of either party's performance or activities hereunder shall be the sole and exclusive property of such party.

19.2 [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

19.3 [CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

19.4 In the event that the Company desires to engage the Supplier to perform at the Company's cost (in whole or in part) specific development or design work not covered in subsection 19.2 and 19.3 above and in connection with this Agreement ("Development Work"), then the Company and Supplier will enter into in each such case a joint development agreement whereby the parties will agree upon (i) the ownership of any intellectual property rights ("Jointly Developed Intellectual Property Rights"), including inventions, patents, original works of authorship, trade secrets, discoveries or improvements that arise out of such Development Work; (ii) which party is responsible for filing, prosecuting and maintaining patent, patent applications, copyrights, copyright applications, trademarks and/or trademark applications with respect to such Jointly Developed Intellectual Property Rights; (iii) the terms upon which such Jointly Developed Intellectual Property Rights may be licensed to other parties; (iv) any limitation on the use of such Jointly Developed Intellectual Property Rights by the parties and their affiliates and (v) the parties confidentiality obligations with respect to such Jointly Developed Intellectual Property Rights .





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20. DISCONTINUED AVAILABILITY

20.1 Supplier shall provide Company at least one (1) year prior written notice that any Material covered by this Agreement is recommended as a candidate to be "Discontinued Availability" by Supplier. Company shall, within sixty (60) days after receipt of Supplier's written notice, provide Supplier a written response indicating Company's approval or disapproval of the Discontinued Availability status of such Material based on such Material's impact on the Company's business, including but not limited to the Company's obligations to its customers.

If Company does not approve of the Material being Discontinued Availability, the parties shall agree to establish a date in which the subject Material will be reviewed again for consideration for being Discontinued Availability. In such interim period, if appropriate, the parties shall negotiate in good faith revised pricing and lead times for subject Material to cover reasonable costs associated with extending the manufacture availability of such Material.

If the parties agree that Material shall become Discontinued Availability, Supplier shall accept Company's orders for such Discontinued Availability Material under the terms and conditions of this Agreement for one (1) year, or as mutually agreed upon, from the Supplier's notification date of Discontinued Availability status. Supplier shall provide to Company, at no charge all Design Files and tooling including, but not limited to, a "golden board" (if available) and artwork and license to the Company any technology (on an nonexclusive basis) needed to manufacture or have manufactured solely for the Company such Discontinued Availability Material . Once the Discontinued Availability Material is no longer available to order by Company, Supplier agrees to reduce Company's Purchase Requirements to Supplier, by the dollar amount equal to the amount of such Discontinued Available Material purchased by the Company in the twelve (12) month period prior to the giving of notice by the Supplier.

20.2 AVAILABILITY: During the term of this Agreement, future shifts in the technology required to manufacture printed circuit boards, backplane assemblies and other associated material to be used in the Company's products may occur. Company will use its reasonable best efforts to notify Supplier in advance of any such technology changes to provide Supplier the opportunity to develop or acquire such technology. To the extent such new technology is proprietary to the Company, the parties will mutually agree upon a technology transfer agreement whereby the Company will transfer such technology to Supplier.





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21. NONEXCLUSIVE MARKET RIGHTS

It is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to manufacture for Company any or all Material of the type described in this Agreement, nor requires the purchase of any manufactured Material from Supplier by Company other than as set forth in the clause entitled "MATERIAL PURCHASE REQUIREMENTS". It is, therefore, understood that Company may contract with other manufacturers and suppliers for the manufacture of Material and other Products subject to the provisions of clauses entitled "MATERIAL PURCHASE REQUIREMENTS" and "QUOTE RIGHTS."

22. NOTICES

Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized courier service to the appropriate party at the address specified below.

To Company:      Lucent Technologies Inc.
                 9999 Hamilton Boulevard
                 Breinigsville, PA  18031
                 Attention:  Circo Craft Technologies, Inc. Contract
                 Administrator Facsimile Number:  (610) 391-3003

To Supplier:     Circo Craft Technologies, Inc.
                 101 South Hanley Road
                 St. Louis, MO  63105
                 Attention:  David M. Sindelar
                 Facsimile Number:  (314)  746-2299

                 with a copy to:

                 Circo Craft Technologies, Inc.
                 4500 S. Laburnum Avenue
                 Richmond, VA  23231
                 Attention:  Barry L. Brigman
                 Facsimile Number:  (804) 226-6033





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The above addresses may be changed at any time by giving prior written notice as above provided.

23. SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Supplier and Company shall be construed and enforced accordingly.

24. TITLE TO PARTS FURNISHED BY COMPANY

All parts furnished by Company shall remain Company's property and be kept segregated and marked "PROPERTY OF LUCENT TECHNOLOGIES INC." Supplier agrees to be responsible for any loss or damage to such parts while in Supplier's possession or under Supplier's control. Company may inspect, inventory, and authenticate the amount of parts that are furnished under this Agreement during Supplier's normal business hours so long as such activities do not unreasonably interfere with Supplier business. Supplier shall provide Company reasonable access to the premises wherein all such parts are located. Supplier shall at Company's option and expense, return to Company or hold for Company's disposition any and all of such parts and any scrap produced remaining in Supplier's possession upon termination of this Agreement.

Supplier will not assert or file any common law or statutory lien against parts furnished by Company, and hereby waives any such common law and statutory liens. Supplier shall, within ten (10) days of receipt of Company's parts, notify Company in writing of any claims for quantity variation in the parts furnished to Supplier.

Supplier shall store Company parts in protected areas approved by Company. In case of removal from one building to another, Supplier's responsibility for loss or damage shall continue and Supplier shall give Company advance notice in writing of the removal, except when the removal is required during Supplier's manufacturing process.

Supplier shall list parts furnished by Company on all documents covering manufactured and/or repaired Material shipped from Supplier to Company.





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25.  COMPANY'S ON-SITE ENGINEER

During the term of this Agreement, Company shall be allowed to assign a permanent full time on-site engineer to Supplier's facility, subject to such engineer signing a nondisclosure agreement and agreeing to be subject to all of the work rules and regulations at such facility. Supplier agrees to provide such engineer with adequate working space, including, but not limited to heat, light, ventilation, electric current, desk, chair, storage/file space, telephone, and access to other normal office equipment (such heat, light, electric and phone will be provided at reasonable rates). Such on-site engineer will perform product quality audits, track critical quality issues, and maintain visibility to all conditions (problems and changes) that may impact Company's Material. The on-site engineer's primary job functions will require, but are not limited to:

 (1) non-voting membership on Supplier's Manufacturing Change Control Committee, (the on-site engineer will be allowed to participate on the committee to determine if Company's approval is required in any process change issues, and shall be authorized by Company to provide written approval/disapproval of such changes as per the clause entitled "PRODUCT/SPECIFICATION/PROCESS CHANGES" in order to expedite Company's response time to such issues); (2) access to process control and quality data effecting Company's Material; (3) reasonable access to Supplier's process control lab; and (4) Access to all areas where Company's products are manufactured.

26.  SUPPLIER'S BADGED ENGINEERS

During the term of this Agreement, the Supplier will designate an account manager and a field application engineer for each applicable technical and manufacturing facility of the Company and the Company will, subject to the rules and regulations of such facility, provide such designees a resident visitors badge (or any future equivalent) for such facilities, subject to such person signing a nondisclosure agreement and agreeing to be subject to all of the work rules and regulations of such facilities. To the extend available, the Company may provide such account manager and/or field application engineer use of office space in such facilities (such office space will be provided at reasonable rates).





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





CIRCO CRAFT TECHNOLOGIES, INC.         LUCENT TECHNOLOGIES INC.


By:       /s/ David M. Sindelar        By:      /s/ Jeffrey S. Inselmann
         --------------------------            ---------------------------------


Name:     David M. Sindelar            Name:    Jeffrey S. Inselmann
         --------------------------            ---------------------------------


Title:       Sr.V.P. and CFO           Title:   Global Purchasing Vice President
         --------------------------            ---------------------------------


Date:                                  Date:
         --------------------------            ---------------------------------





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